Exhibit 99.1

Staples, Inc. Nominates Dr. Drew Faust, President of Harvard University, to Board of Directors

FRAMINGHAM, Mass.--(BUSINESS WIRE)--April 5, 2012--Staples, Inc. (Nasdaq: SPLS) today announced that Dr. Drew Faust, president of Harvard University, has been nominated for election to the company’s Board of Directors. The election of Directors will take place at the company’s Annual Meeting, scheduled for June 4, 2012.

“We’re very pleased to nominate Dr. Faust to our Board of Directors,” said Ron Sargent, Staples’ chairman and chief executive officer. “She will bring a unique perspective to our Board in leading a complex, global organization. Dr. Faust has extensive leadership and management experience related to capital planning, financial oversight, risk management, technology and strategy.”

Dr. Faust was named president of Harvard University in 2007. She is responsible for all aspects of Harvard's academic and administrative activities, including operations, research and teaching, across the globe. Dr. Faust serves on the board of Harvard Management Company, which is responsible for investing Harvard's endowment and related financial assets to support the education and research goals of the university. She also led the transformation of Harvard's governance structure.

The company also announced that Mary Elizabeth Burton will retire from its Board when her term ends at the 2012 Annual Meeting.

“Betsy has been a strong leader and has made many contributions to our Board,” Sargent said. “Over the past 19 years, her knowledge, expertise and commitment to our company made Betsy an invaluable resource, and we thank her for her outstanding service.”

About Staples

Staples is the world’s largest office products company and a trusted source for office solutions. The company provides products, services and expertise in office supplies, copy & print, technology, facilities and breakroom, and furniture. Staples invented the office superstore concept in 1986 and now has annual sales of $25 billion, ranking second in the world in eCommerce sales. With 88,000 associates worldwide, Staples operates in 26 countries throughout North and South America, Europe, Asia and Australia, making it easy for businesses of all sizes, and consumers. The company is headquartered outside Boston. More information about Staples (Nasdaq: SPLS) is available at www.staples.com/media.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

Staples will be filing with the SEC and mailing to its stockholders a proxy statement relating to the election of directors, including Dr. Faust, at its 2012 Annual Meeting. The proxy statement will contain important information about Staples and its director nominees. Stockholders are urged to read the proxy statement carefully when it is available. Stockholders and other interested persons will be able to obtain free copies of the proxy statement through the website maintained by the SEC at www.sec.gov and through Staples’ own website at http://investor.staples.com. Staples and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the 2012 Annual Meeting. Information regarding Staples’ directors and executive officers is contained in Staples Form 10-K for the year ended January 28, 2012 and its proxy statement dated April 25, 2011, which are filed with the SEC.

CONTACT:
Staples, Inc.
Media Contact:
Kirk Saville/Owen Davis
508-253-8530/8468
or
Investor Contact:
Chris Powers/Kevin Barry
508-253-4632/1487